Exhibit 10.2

Garden State Securities Inc.

February 12, 2010

Rexahn Pharmaceuticals, Inc. 15245 Shady Grove Road
Suite 445
Rockville, MD 20850
Attn: Ted Jeong, CFO

Re: Advisory Services

Dear Mr. Jeong:

This letter sets forth the terms of engagement of Garden State Securities Inc. ("GSS"), a FINRA member firm, as a non-exclusive financial advisor to Rexahn Pharmaceuticals, Inc. (the "Company") during the Term (as defined in Section 9) commencing upon the date of your acceptance of this letter. In this regard, the parties agree to the following terms and conditions:

1.
Engagement. The Company hereby engages and retains GSS as a non-exclusive financial advisor for and on behalf of the Company to perform the Services as set forth in Section 2. GSS hereby accepts this engagement on the terms and conditions set forth in this Agreement.

2.	Services. In connection with its engagement pursuant to this Agreement, GSS agrees to perform the following services for the Company:

A.            Advisory Services. As requested from time to time by the Company, GSS shall provide financial advisory services to the Company pertaining to the Company's business affairs. Without limiting the foregoing, GSS will assist the Company in developing, studying and evaluating a financing plan, strategic and financial alternatives, and merger and acquisition proposals and will assist in negotiations and discussions pertaining thereto. Additionally, GSS will assist the Company in preparing an offering document or presentation materials describing the Company, its operations, its historical performance and future prospects.

B.            GSS agrees to use its best efforts to make itself available to the Company's officers, at such mutually agreed upon place and time during normal business hours for reasonable periods of time for the purpose of advising and assisting the Company in preparing reports, summaries, corporate and/or transaction profiles, due diligence packages and/or other material and documentation as shall be necessary, in the opinion of GSS. Such availability will be subject to reasonable advance notice and mutually convenient scheduling. In addition, GSS shall make its Investment Banking personnel available for telephone conferences with the Company's principal financial sales and/or operating officers during normal business hours upon reasonable advance notice and mutually agreed upon dates and times to assist with, and evaluate proposals.

3.            Compensation. As compensation for the services rendered by GSS to the Company pursuant to this Agreement and in addition to the expense allowance set forth in Section 4 ("Expenses") below, the Company shall pay to GSS as set forth below:

   Advisory Services: The Company shall issue to GSS (i) 120,000 restricted shares of the Company's common stock (the "Shares") upon execution of this Agreement, and (ii) upon the extension of the Term, 80,000 shares of the Company's common stock for each month of engagement thereafter until such time the engagement is tenninated. The Shares shall be issued in the name of GSS and GSS's designees upon written instructions from GSS to the Company, providing for the names of designees who are employees and/or affiliates of GSS. The Company shall deliver to GSS and the Company's transfer agent, legal opinion letters for GSS and for each designee, at the time that the shares are eligible to be sold pursuant to SEC Rule 144, upon GSS's request. It is understood that the total value of GSS's compensation pursuant to the services rendered under this Agreement will not be recognized and cannot be valued until after GSS and its designees receive the proceeds from the sale of all of the Shares.

4.            Expenses. In addition to the compensation in Section 4, "Compensation" above, The Company agrees to reimburse GSS, upon request made from time to time, for its reasonable out-of-pocket expenses incurred by GSS in connection with its activities under this Agreement; provided, however, GSS shall not incur any expense in excess of $500 without the prior written consent of the Company. These expenses include but are not limited to long distance phone charges, airfare, hotel lodging and meals, transportation, outside consultants, printing, and overnight express mail incurred by GSS in fulfilling its duties under this Agreement.

5.            Confidentiality and Non- Disclosure. The Company is prepared to make available to GSS upon GSS's request, certain information concerning the business, financial condition, operations, assets and liabilities of the Company in connection with the performance of its duties hereunder. As a condition to such information being furnished to GSS and its employees or agents, GSS agrees to treat any information concerning the Company (whether prepared by the Company, its advisors, investors or otherwise and irrespective of the form of communication) which is furnished to GSS or to its employees or agents now or in the future by or on behalf of the Company (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this Agreement, and to take or abstain from taking certain other actions hereinafter set forth. The term "Evaluation Material" also shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by GSS, its employees or agents which contain, reflect or are based upon, in whole or in part, the information furnished to GSS, its employees or agents pursuant hereto. The term "Evaluation Material" does not include information which (i) is or becomes generally available to the public, or (ii) becomes available to GSS on a non-confidential basis from a source other than the Company (including without limitation any of the Company's directors, officers, employees or agents), or any of its attorneys, accountants, investors, consultants, bankers and financial advisors (collectively, the "Representatives"), provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information.

GSS hereby agrees that GSS, its employees and agents shall use the Evaluation Material solely for the purposes contemplated by this Agreement, that the Evaluation Material will be kept confidential and that GSS, its employees and agents will not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that GSS may make any disclosure of such information to which the Company gives its prior written consent.

6.            Indemnification. In connection with the this Agreement, the Company and GSS agree to indemnify and hold harmless each other and its affiliates, and the respective controlling persons, directors, officers, shareholders, agents and employees (collectively the "Indemnified Persons"), from and against any and all claims, actions, lawsuits, proceedings (including those of shareholders), damages, liabilities and expenses incurred by any of them (including the reasonable fees and expenses of counsel), as incurred, (collectively a "Claim"), that are related to or arise out of breach of the Agreement of the other party; provided, however, that the indemnifying party shall not be responsible for any Claim that is finally judicially determined to have resulted from the gross negligence or willful misconduct of any person seeking indemnification for such Claim.

7            Independent Contractor. The Company acknowledges that GSS has been retained to act solely as a financial advisor to the Company. In such capacity, GSS is and shall be an independent contractor, and any duties of GSS arising out of its engagement pursuant to this Agreement shall be owed solely to the Company. GSS shall be responsible for the payment of all federal, state and local taxes which may be payable in connection with the receipt of compensation hereunder.

8.            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Each of GSS and the Company (a) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in the United States District Court for the Southern District of New York, (b) waives any objection which the Company may have now or hereafter to the venue of any such suit, action or proceeding, and (c) irrevocably consents to the jurisdiction of the foregoing named court in any such suit, action or procedure. Each of the Company and GSS further agrees to accept and acknowledge service of any and all process which may be served in any suit, action or proceeding in the foregoing courts, and agrees that service of process upon the Company or GSS mailed by certified mail to the address of the recipient otherwise appearing in this Agreement shall be deemed in every respect effective service of process upon the Company in any such suit, action or proceeding. In the event of litigation between the parties arising hereunder, the prevailing party shall be entitled to costs and reasonable attorney's fees.

9.            Term and Termination. This Agreement shall be effective upon its execution and shall remain in effect for 90 days from the date of execution of this Agreement (the "Term"). The Agreement may be extended for an additional 9 months by the Company and GSS by written agreement, and thereafter, either the Company or GSS may terminate GSS's engagement and responsibilities hereunder with or without cause at will with a 30-day advance written notice at any time after the Term. In addition, Section 6, "Indemnification," Section 7, "Independent Contractor," and Section 8, "Governing Law" shall survive any termination of this Agreement.

10.          Entire Agreement. This Agreement contains the entire Agreement and understanding between the parties with respect to its subject matter and supersedes all prior discussion, agreements and understandings between them with respect thereto. This Agreement may not be modified except in a writing signed by the parties.

11.          Assignment. Neither this Agreement nor the rights of either party hereunder shall be assigned by either party without the prior written consent of the other party.

12.          Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.         Press Releases/Public Announcements. Neither party shall issue any press release or public announcement of this Agreement or the terms hereof without the prior consent of the other party; provided, however, the Company may make filings under applicable federal and state securities laws as required under applicable law but shall provide GSS with a reasonable opportunity to review and comments upon any proposed filing.

Sincerely,

Garden State Securities Inc.

By: /s/ Ernest Pellegrino
Name: Ernest Pellegrino
Agreed and Accepted:	Title: Director of Corporate Finance

Date: February 12, 2010

By: /s/ Tae H. Jeong
Name: Mr. Ted Jeong
Title: CFO, Rexahn Pharmaceuticals, Inc.